Exhibit 99.1

FOR IMMEDIATE RELEASE

March 20, 2019

TEGNA to Acquire 11 Local Television Stations in Eight Markets

TEGNA enters into definitive agreement with Nexstar Media Group to acquire 11 stations including eight Big Four affiliates

McLEAN, VA – TEGNA Inc. (NYSE: TGNA) today announced the company has entered into a definitive agreement with Nexstar Media Group to acquire 11 local television stations in eight markets, including eight Big Four affiliates, for $740 million in cash.

The proposed transaction will add complementary markets to TEGNA’s existing portfolio of top network affiliates, including four affiliates in presidential spending battleground states.

Television stations to be acquired include:

WTIC/WCCT	FOX/CW affiliates in Hartford-New Haven, CT
WPMT	FOX affiliate in Harrisburg-Lancaster-Lebanon-York, PA
WATN/WLMT	ABC/CW affiliates in Memphis, TN
WNEP	ABC affiliate in Wilkes Barre-Scranton, PA
WOI/KCWI	ABC/CW affiliates in Des Moines-Ames, IA
WZDX	FOX affiliate in Huntsville-Decatur-Florence, AL
WQAD	ABC affiliate in Davenport, IA and Rock Island-Moline, IL
KFSM	CBS affiliate in Ft. Smith-Fayetteville-Springdale-Rogers, AR

The transaction, structured as an asset purchase, represents a compelling purchase price multiple for the company of 6.7 times expected average 2018/2019 EBITDA, including run rate synergies and net present value of tax savings (or 7.7 times, prior to tax savings). TEGNA expects the transaction to be EPS accretive within a year after close and immediately accretive to free cash flow per share, providing support for the high end of the previously disclosed 2019/20 free cash flow range of 18 percent to 19 percent of revenue.

TEGNA will finance the transaction through the use of available cash and borrowing under its existing credit facility. Upon close, leverage will increase to approximately 4.3 times; free cash flow will subsequently be used to reduce debt, bringing leverage to well under 4 times by December 31, 2020. Share repurchases will also be suspended during that period.

Dave Lougee, president and CEO of TEGNA, commented, “TEGNA has a proven track record of acquiring highly attractive assets that create immediate value for shareholders through significant synergies. These stations are an excellent strategic and financial fit and bring additional geographic diversity to our portfolio of leading stations. They add four additional key markets to our strong political footprint as the 2020 presidential election gets underway. We continue to invest in growth and remain well positioned to capitalize on consolidation opportunities that are both strategic and financially prudent.”

In December 2018, Nexstar Media Group and Tribune Media Company jointly announced they had entered into an agreement to combine their companies. As part of that agreement, Nexstar announced it would be divesting stations from its portfolio to comply with regulatory ownership limits. TEGNA’s agreement to acquire these eleven television stations is contingent on the closing of the Nexstar-Tribune merger, expected to take place in the late third quarter/early fourth quarter of 2019. It is also subject to customary regulatory approvals and closing conditions.

J.P. Morgan and Greenhill & Co. are acting as financial advisor and Nixon Peabody LLP, Jenner & Block LLP and Hughes Hubbard & Reed LLP are acting as legal counsel to TEGNA in connection with the proposed transaction.

A presentation summarizing the proposed transaction can be accessed at investors.TEGNA.com.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. With 49 television stations and two radio stations in 41 markets, TEGNA delivers relevant content and information to consumers across platforms. It is the largest owner of top 4 affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. Each month, TEGNA reaches 50 million adults on-air and approximately 35 million across its digital platforms. TEGNA has been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. TEGNA also delivers innovative and unparalleled solutions for advertisers through TEGNA Marketing Solutions (TMS). TMS is a one-stop shop that helps businesses thrive through an unmatched suite of services and solutions that reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

For investor inquiries, contact:

John Janedis

Senior Vice President, Capital Markets & Investor Relations

703-873-6222

jjanedis@TEGNA.com